Exhibit 10.4

SECOND AMENDMENT TO THE

DIAMETRICS MEDICAL, INC.

2006 INCENTIVE COMPENSATION PLAN

December 26, 2006

1. Purpose of Amendment. The purpose of this Second Amendment (this “Amendment”) to the Diametrics Medical, Inc. 2006 Incentive Compensation Plan (the “Plan”) is to amend certain provisions of the Plan relating to stock options granted to non-employee directors.

2. Amendment to Section 4A.2(b). The Plan is hereby amended by deleting the existing Section 4A.2(b) thereof and replacing said section with the following:

“(b) Exercise Period and Exercisability. Except as otherwise provided herein, and unless otherwise specified in the Agreement relating to an option, each option granted under this Section 4A.2 may be exercised: (i) on the date that is three months after its date of grant, for 25% of the shares of Common Stock subject to such option on its date of grant, (ii) on the date that is six months after its date of grant, for an additional 25% of the shares of Common Stock subject to such option on its date of grant, (iii) on the date that is nine months after its date of grant, for an additional 25% of the shares of Common Stock subject to such option on its date of grant and (iv) on the date that is twelve months after its date of grant, for an additional 25% of the shares of Common Stock subject to such option on its date of grant. Unless otherwise specified in the Agreement relating to an option, each option granted under this Section 4A.2 shall expire five years after its date of grant. An exercisable option, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock. Options granted under this Section 4A.2 shall be exercisable in accordance with Section 2.1(c).”

3. Amendment to Section 4A.3(a). The Plan is hereby amended by deleting the existing Section 4A.3(a) thereof and replacing said section with the following:

“(a) Termination by Reason Other than Cause. Unless otherwise specified in the Agreement relating to an option, if the holder of an option granted under Section 4A.2 ceases to be a director of the Company by any reason other than Cause, each such option held by such holder shall be exercisable only to the extent that such option is exercisable on the effective date of such holder’s ceasing to be a director and may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until and including the earliest to occur of the (i) date which is one year after the effective date of such holder’s ceasing to be a director and (ii) the expiration date of the term of such option.”

4. Miscellaneous.

(a) Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, and construed in accordance therewith without giving effect to principles of conflicts of law.

(b) Entire Instrument. This Amendment, together with the Plan, shall be read together as one instrument. Except as expressly amended pursuant to this Amendment, the Plan shall remain in full force and effect.

(c) Titles and Subtitles; Construction. The titles of the Section of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

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